Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Denis McGlynn - President
Dover, Delaware, January 31, 2014	(302) 857-3200

DOVER MOTORSPORTS, INC. ANNOUNCES APPOINTMENT

OF TIMOTHY R. HORNE TO ITS BOARD OF DIRECTORS

Dover Motorsports, Inc. (NYSE Symbol: DVD) announced today that the Board of Directors of the Company, at its regularly scheduled quarterly meeting, appointed its Senior Vice President - Finance and Chief Financial Officer, Timothy R. Horne, as a Director of the Company, filling an existing vacancy on the Board of Directors. Mr. Horne will serve as a Class II Director with a term expiring in 2016.

Dover Motorsports, Inc. Chairman, Henry B. Tippie stated, “Tim Horne has served as our Chief Financial Officer since 2008 and previously from 1996 at the time of our initial public offering through 2002. We are pleased to welcome Tim to the Board and are secure in the knowledge that we are adding a seasoned professional with first-hand knowledge of all facets of our organization.”

* * *

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.